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While the votes are being tabulated I would like to take a few minutes and report to you on the performance for the fiscal year end 9/30/05 of WFSI and Westborough Bank. As always, legal counsel has asked me to preface my remarks with this disclaimer concerning forward looking statements, which may be found on Page 1 of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report.

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For the year ended 9-30-2005, net income declined by $293 thousand, or 24.6% primarily due to a decline in the Company's net interest margin, an increase in operating expenses and a decline in other income, offset, to some extent by a credit provision for loan losses.

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This next slide shows the components of net interest income which decreased slightly to $8.4 million from $8.5 million for years ended September 30, 2005 and 2004, respectively.

Interest and dividend income increased by $1.1 million, or 9.3%, to $12.6 million for year ended September 30, 2005 from $11.5 million for year ended September 30, 2004. The increase in interest and dividend income was mainly the result of an increase in the volume of interest earning assets, as well as an increase in the interest rates earned on interest-earning assets. The average rate earned on interest-earning assets was 4.87% on average interest earning assets of $257.9 million for year ended September 30, 2005 as compared to 4.76% on average interest-earning assets of $241.5 million for the years ended September 30, 2004.

Interest expense, however, increased by $1.2 million, or 40.9%, to $4.2 million for year ended September 30, 2005 from $3.0 million for year ended September 30, 2004. Interest expense increased mainly due to an increase in the average rate paid on interest-bearing liabilities plus an increase in the average volume of interest-bearing liabilities. The average volume of interest-bearing liabilities, which includes interest-bearing deposits and FHLB advances, increased to $221.5 million with a cost of 1.88% for year ended September 30, 2005 as compared to $206.1 million with a cost of 1.44% for year ended September 30, 2004. The primary reason for the increase in costs was the increased interest expense related to savings accounts and short-term certificates of deposit due to the Bank's reaction to higher short-term interest rate decisions of the FOMC.

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Just one more comment on net interest income. This next slide, provided by our friends at RBC Capital, shows our net interest margin by quarter since our reorganization in 2000.

As you can see, we had generally been above our peers. Most recently, however, our net interest margin has declined below our peers as continued flattening of interest rates challenges the Bank by limiting investment opportunities and returns.

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This next slide shows our operating expenses.

For year ended September 30, 2005, operating expenses increased by $439 thousand, or 5.5%, to $8.3 million, from $7.9 million for year ended September 30, 2004. Salaries and employee benefits increased by $215 thousand, or 5.1%, to $4.5 million for year ended September 30, 2005, from $4.3 million for year ended September 30, 2004 and primarily reflect increased expenses related to retirement, sales incentive payments and recruitment. Professional fees increased by $172 thousand, or 68.8%, to $422 thousand for year ended September 30, 2005. Professional fees increased primarily due to legal and other expenses related to a civil action filed against the Bank and also due to expenses related to the examination of various strategic planning projects and initiatives. Primarily as a result of a higher volume of services provided, data processing expenses increased by $81 thousand, or 12.3%, to $741 thousand for year ended September 30, 2005. Occupancy and equipment expenses declined by $53 thousand, or 4.4%, primarily due to the closing of the Bank's former Shaw's Supermarket branch in the town of Shrewsbury.

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Turning to the Balance Sheet, this next slide shows the continued growth of the bank.

Total assets increased by $27.5 million, or 10.4%, to $291.5 million at September 30, 2005 from $264.0 million at September 30, 2004. The rate of our asset growth was a result of increased loan volume, funded primarily by increased borrowing from the Federal Home Loan Bank of Boston.

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This next slide shows the composition or mix of assets on the balance sheet.

Loans increased by $35.2 million, or 21.3%, to $200.5 million at September 30, 2005 from $165.3 million at September 30, 2004. Within the loan portfolio, commercial loans increased by $2.7 million from September 30, 2004 to September 30, 2005. Residential real estate loans (primarily adjustable-rate) and home equity lines-of-credit increased by $32.4 million for the same period. The increase in loans was attributed primarily to relationships the Bank had with various mortgage brokers. Investments decreased by $7.3 million, or 9.2%, to $72.3 million at September 30, 2005 as compared to $79.6 million at September 30, 2004. The majority of the proceeds from the sale and maturity of securities available for sale were reinvested in the loan portfolio.

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Looking at the liability or funding side of our balance sheet we see that deposits declined by $1.4 million, or 0.7%, to $210.3 million at September 30, 2005, while FHLB advances increased by $28.5 million, or 133%, to $50.0 million at September 30, 2005 from $21.5 million at September 30, 2004. The increase in FHLB advances was utilized to fund loan portfolio growth since deposit growth during the year was not sufficient to fund such loan growth. As we will see on the next slide, during the year, the decline in deposits was primarily confined to interest-rate sensitive savings accounts, while relatively longer-term certificates of deposits grew.

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As I mentioned, within the slight deposit decline, there was the shift into certificates of deposits from rate sensitive saving accounts as rates had increased and consumers (including our customers) were more comfortable with "locking-in" rates for longer timer periods; in addition, we have been aggressive with our CD rate offerings as part of our asset and liability management strategy.

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The bank's capital level remains very strong at 9.81% of assets. That is well above all regulatory capital requirements, which are detailed on page F27 in the Annual Report. Before I open the floor for your questions, I have just a few more slides which I would like to share with you. The first two concern our stock price performance.

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This slide tracks the closing price of our stock at six-month intervals as well as its change appreciation since our reorganization in 2000.

The price has been as high as $38.00. At September 30, 2005 it was $28.00, slightly down from $30.15 at September 30, 2004 and closed last night at $__________.

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This slide graphs the same data on a daily basis through September 30, 2005.

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This next slide, again provided by RBC Capital, compares our price performance with the SNL Thrift Index, which we closely track and with the broader S&P 500 and NASDAQ Composite, which we have consistently out-performed during the last few years as investors sought stability.

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And finally, our last slide summarizes earnings for the last five (5) quarters, including earnings for the first fiscal quarter ending December 31, 2005. A copy of the press release, issued this afternoon, is available.

As the slide indicates, results for three months ended 12-31-05 show net income of $90,000 as compared to net income of $339,000 for the comparative quarter ended December 31, 2004 and $101,000 for three months ended 9-30-05. The primary reason for the current quarter's decline in net income was a decrease, or compression, in our net interest income: a $204,000 decrease from quarter ending 12-31-04 and a $93,000 decrease from quarter ending 9-30-05.

Operating expenses increased by $84,000, or 4.1%, for quarter ending 12-31-05 compared to quarter ending 12-31-04 and decreased $34,000, or 1.6%, from last quarter ending 9-30-05. All other income, at $256,000, was up nicely from both the same quarter a year ago and last quarter.

Going forward, we anticipate continued interest income compression as the shape of the yield curve remains relatively flat. We also anticipate a slowing of loan demand. These factors would have a negative impact on our net interest margin, and, accordingly, our net income.

I will be happy to answer your questions at this time.

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